FXCM Reports Monthly Metrics

Full Year 2011 Retail Customer Volume Up 19% to $3.7 Trillion and Institutional Customer Volume up 56% to $1.2 Trillion

NEW YORK, NY, January 17, 2012 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for December 2011 for its retail and institutional foreign exchange business.

Monthly activities included:

December 2011

Retail Trading Metrics

•
Retail customer trading volume(1) of $288 billion in December 2011, 16% lower than November 2011 and 21% higher than December 2010.  Volume from indirect sources was 46% of total retail volume(1).  Retail customer trading volume(1) for the fourth quarter 2011 was $972 billion, 7% lower than the third quarter 2011, and 16% higher than the fourth quarter 2010.

•	Average retail customer trading volume(1) per day of $13.1 billion in December 2011, 16% lower than November 2011 and 26% higher than December 2010.

•	An average of 356,883 retail client trades per day in December 2011, 21% lower than November 2011 and 29% higher than December 2010.

~~•~~	Tradeable accounts(2) of 194,606 as of December 31, 2011, an increase of 1,834, or 1% from November 2011, and an increase of 19,366,or 11%, from December 2010.

Institutional Trading Metrics

•
Institutional customer trading volume(1) of $104 billion in December 2011, 31% lower than November 2011 and 103% higher than December 2010.  Institutional customer trading volume(1) for the fourth quarter 2011 was $429 billion, the highest in FXCM history and 39% higher than the third quarter 2011 and 125% higher than the fourth quarter 2010.

•	Average institutional trading volume(1) per day of $4.7 billion in December 2011, 31% lower than November 2011 and 112% higher than December 2010.

•	An average of 17,470 institutional client trades per day in December 2011, 42% lower than November 2011 and 393% higher than December 2010.

“2011 was a solid year for FXCM,” said Drew Niv, President and CEO. “We delivered strong growth in our retail FX business growing customers 11% to 194,606 and total retail trading volume grew 19% to $3.7 trillion. In addition, our institutional business has been gaining traction and our institutional volume grew 56% to $1.2 trillion.”

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc.  FXCM undertakes no obligation to publicly update or review previously reported operating data.  Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

(2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:

Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com

Forward Looking Statement:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A variety of important factors could cause results to differ materially from such statements. These factors are noted in FXCM Inc.'s filings with the Securities and Exchange Commission, particularly FXCM Inc.'s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2011. These factors include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent FXCM Inc.'s views as of the date of this release and FXCM Inc. believes that forward-looking statements made by it are based on reasonable expectations. FXCM Inc. undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.